Exhibit 5.1

[LETTERHEAD OF WINSTON & STRAWN LLP]

February 27, 2012

IPG Photonics Corporation

50 Old Webster Road

Oxford, Massachusetts 01540

Re: Form S-3 Registration Statement

Ladies and Gentlemen:

We have acted as counsel for IPG Photonics Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing of its Registration Statement on Form S-3 filed with the Securities and Exchange Commission (the “Commission”) on February 27, 2012 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration by the Company of shares of its common stock, par value $0.0001 per share (the “Common Stock”), including (i) shares of Common Stock that may be offered and sold by the Company (the “Primary Shares”) and (ii) shares of Common Stock that may be offered and sold by certain selling stockholders (the “Secondary Shares” and, together with the Primary Shares, the “Securities”), each from time to time.

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinion set forth below, we have examined and relied upon such certificates, corporate records, agreements, instruments and other documents that we considered necessary or appropriate as a basis for the opinion, including (i) the Registration Statement, (ii) the Second Amended and Restated Certificate of Incorporation of the Company and (iii) the Amended and Restated By-laws of the Company. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that, upon the completion of all corporate action required to be taken by the Company to duly authorize each proposed issuance of Securities, (i) when the Primary Shares have been issued and delivered in accordance with the applicable definitive purchase, underwriting or similar agreement against the receipt of requisite consideration therefor provided for therein, the Primary Shares will be validly issued, fully paid and non-assessable and (ii) when the Secondary Shares have been delivered in accordance with the applicable definitive purchase, underwriting or similar agreement against the receipt of requisite consideration therefor provided for therein, the Secondary Shares will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the General Corporation Law of the State of Delaware, including the statutory provisions, the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing. We express no opinion with respect to any other laws, statutes, regulations or ordinances.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement. In giving such consent, we do not concede that we are experts within the meaning of the Securities Act or the rules and regulations thereunder or that this consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Winston & Strawn LLP